                                                                     Exhibit 4.6

================================================================================

                                 LOAN AGREEMENT

                           RESTATED AS OF MAY 1, 2005

                                     BETWEEN

                            CITY OF FORSYTH, MONTANA

                                       AND

                               AVISTA CORPORATION

                                   $66,700,000
                            CITY OF FORSYTH, MONTANA
                    POLLUTION CONTROL REVENUE REFUNDING BONDS
                      (AVISTA CORPORATION COLSTRIP PROJECT)
                                  SERIES 1999A

                          DATED AS OF SEPTEMBER 1, 1999

================================================================================

      The amounts payable to the Issuer and certain other rights of the Issuer under this Loan Agreement (except for amounts payable to, and certain rights of, the Issuer under Section 4.04, Section 4.06(a), Section 5.03, Section 5.06,
Section 5.07, Section 5.08 and Section 7.05 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder) and the rights of the Issuer to the Company's First Mortgage Bonds, or Substitute Collateral therefor that may be delivered by the Company in accordance with Section 4.09 hereof, have been pledged and assigned to J.P. Morgan Trust Company, N.A., as Trustee under the Trust Indenture, dated as of September 1, 1999, as amended and restated, from the Issuer. For the purpose of perfecting the security interest of such Trustee in such amounts payable and such rights assigned to such Trustee under the Montana Uniform Commercial Code -- Secured Transactions, the counterpart of this Loan Agreement actually delivered to the Trustee shall be deemed the original thereof.

                                            Series 1999A Restated Loan Agreement

                                 LOAN AGREEMENT

                           RESTATED AS OF MAY 1, 2005

                                     BETWEEN

                            CITY OF FORSYTH, MONTANA

                                       AND

                               AVISTA CORPORATION

                                   $66,700,000
                            CITY OF FORSYTH, MONTANA
                    POLLUTION CONTROL REVENUE REFUNDING BONDS
                      (AVISTA CORPORATION COLSTRIP PROJECT)
                                  SERIES 1999A

                          DATED AS OF SEPTEMBER 1, 1999

      The amounts payable to the Issuer and certain other rights of the Issuer under this Loan Agreement (except for amounts payable to, and certain rights of, the Issuer under Section 4.04, Section 4.06(a), Section 5.03, Section 5.06,
Section 5.07, Section 5.08 and Section 7.05 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder) and the rights of the Issuer to the Company's First Mortgage Bonds, or Substitute Collateral therefor, that may be delivered by the Company in accordance with Section 4.09 hereof, have been pledged and assigned to J.P. Morgan Trust Company, N.A., as Trustee under the Trust Indenture, dated as of September 1, 1999, as amended and restated, from the Issuer. For the purpose of perfecting the security interest of such Trustee in such amounts payable and such rights assigned to such Trustee under the Montana Uniform Commercial Code -- Secured Transactions, the counterpart of this Loan Agreement actually delivered to the Trustee shall be deemed the original thereof.

      This counterpart of the Loan Agreement has been actually delivered to the Trustee and the Trustee acknowledges receipt thereof.

                                     J.P. MORGAN TRUST COMPANY, N.A., as Trustee

                                     By /s/ Mary Jane Henson
                                        ----------------------------------------
                                        Authorized Officer

                                            Series 1999A Restated Loan Agreement

                                TABLE OF CONTENTS

SECTION                                                                                                         PAGE
Recitals....................................................................................................      1

ARTICLE I             DEFINITIONS...........................................................................      2

ARTICLE II            REPRESENTATIONS, WARRANTIES AND AGREEMENTS............................................      2

       Section 2.01.  Representations, Warranties and Agreements of Issuer..................................      2
       Section 2.02.  Representations, Warranties and Agreements of Company.................................      4

ARTICLE III           ISSUANCE OF THE BONDS; THE LOAN; DISPOSITION OF PROCEEDS OF THE BONDS;
                      THE PROJECT...........................................................................      7

       Section 3.01.  Issuance of Bonds.....................................................................      7
       Section 3.02.  Issuance of Other Obligations.........................................................      7
       Section 3.03.  The Loan; Disposition of Bond Proceeds and Certain Other Moneys.......................      7
       Section 3.04.  Changes to Project....................................................................      8

ARTICLE IV            LOAN PAYMENTS; PAYMENTS TO REMARKETING AGENT AND TRUSTEE; OTHER
                      OBLIGATIONS...........................................................................      8

       Section 4.01.  Loan Payments.........................................................................      8
       Section 4.02.  Payments of Purchase Price............................................................      9
       Section 4.03.  Payments Assigned; Obligation Absolute................................................      9
       Section 4.04.  Payment of Expenses...................................................................      9
       Section 4.05.  Indemnification.......................................................................      9
       Section 4.06.  Payment of Taxes and Charges in Lieu Thereof..........................................     10
       Section 4.07.  Credit Facility.......................................................................     11
       Section 4.08.  Compliance With Prior Agreement.......................................................     12
       Section 4.09.  Issuance, Delivery and Surrender of First Mortgage Bonds and Substitute
                          Collateral........................................................................     12

ARTICLE V             SPECIAL COVENANTS.....................................................................     14

       Section 5.01.  Maintenance of Existence; Conditions Under Which Exceptions Permitted.................     14
       Section 5.02.  Permits or Licenses...................................................................     14
       Section 5.03.  Arbitrage Covenant....................................................................     14
       Section 5.04.  Financing Statements..................................................................     15
       Section 5.05.  Covenants With Respect to Tax-Exempt Status of the Bonds..............................     15

                                            Series 1999A Restated Loan Agreement

SECTION                                                                                                         PAGE
       Section 5.06.  Indemnification of Issuer.............................................................     15
       Section 5.07.  Records of Company; Maintenance and Operation of the Project..........................     16
       Section 5.08.  Right of Access to the Project........................................................     16
       Section 5.09.  Remarketing Agent.....................................................................     17
       Section 5.10.  Credit Ratings........................................................................     17
       Section 5.11.  Purchases of PARS Rate Bonds..........................................................     17
       Section 5.12.  Credit Facility.......................................................................     17

ARTICLE VI            ASSIGNMENT............................................................................     17

       Section 6.01.  Conditions............................................................................     17
       Section 6.02.  Documents Furnished to Trustee........................................................     18
       Section 6.03.  Limitation............................................................................     18

ARTICLE VII           EVENTS OF DEFAULT AND REMEDIES........................................................     18

       Section 7.01.  Events of Default.....................................................................     18
       Section 7.02.  Force Majeure.........................................................................     19
       Section 7.03.  Remedies..............................................................................     20
       Section 7.04.  No Remedy Exclusive...................................................................     20
       Section 7.05.  Reimbursement of Attorneys' Fees......................................................     20
       Section 7.06.  Waiver of Breach......................................................................     21

ARTICLE VIII          PURCHASE OR REDEMPTION OF BONDS.......................................................     21

       Section 8.01.  Redemption of Bonds...................................................................     21
       Section 8.02.  Purchase of Bonds.....................................................................     21
       Section 8.03.  Obligation to Prepay..................................................................     21
       Section 8.04.  Compliance With Indenture.............................................................     22

ARTICLE IX            MISCELLANEOUS.........................................................................     23

       Section 9.01.  Term of Agreement.....................................................................     23
       Section 9.02.  Notices...............................................................................     23
       Section 9.03.  Parties in Interest...................................................................     23
       Section 9.04.  Amendments............................................................................     24
       Section 9.05.  Counterparts..........................................................................     24
       Section 9.06.  Severability..........................................................................     24
       Section 9.07.  Governing Law.........................................................................     24

Signatures..................................................................................................     25

EXHIBIT A  --  Project Description

                                            Series 1999A Restated Loan Agreement

                                 LOAN AGREEMENT

      This LOAN AGREEMENT, dated as of September 1, 1999, as restated in its entirety by that certain First Supplemental Loan Agreement, dated as of May 1, 2005, between the Issuer (as defined below) and the Company (as defined below), is between the CITY OF FORSYTH, MONTANA, a political subdivision duly organized and existing under the Constitution and laws of the State (the "Issuer"), and AVISTA CORPORATION, a corporation duly organized under the laws of the State of Washington and duly qualified to conduct business in the State (the "Company").

                                    RECITALS:

      A. The Issuer is authorized by the provisions of the Act to issue one or more series of its revenue bonds to finance all or part of the cost of projects consisting of exempt facilities (as such term is used in the Code) located within the territorial limits of the Issuer.

      B. The Act provides that payment of the principal of and interest on revenue bonds issued thereunder shall be secured by a pledge of the revenues out of which such revenue bonds shall be payable and may be secured by a pledge of an agreement relating to a project.

      C. The Issuer has previously issued the Prior Bonds on behalf of the Company for the purpose of refinancing a portion of the costs of acquiring and improving the Project.

      D. The Issuer is authorized by the Act to issue its revenue refunding bonds to refund the Prior Bonds.

      E. By proper action of its governing body taken pursuant to and in accordance with the provisions of the Act, the Issuer has authorized and undertaken to issue its Pollution Control Revenue Refunding Bonds (Avista Corporation Colstrip Project) Series 1999A and the issuance of the Bonds to refund the Prior Bonds is authorized by the provisions of the Act.

      F. The issuance of the Bonds to refund the Prior Bonds will provide financing on more advantageous terms for the cost of the Project financed by the Prior Bonds.

      G. The Bonds shall be issued under and pursuant to the Trust Indenture, dated as of September 1, 1999, between the Issuer and Chase Manhattan Bank and Trust Company, National Association, as Trustee, pursuant to which the Issuer shall pledge and assign to the Trustee certain rights of the Issuer hereunder.

      H. Pursuant to this Agreement, the Issuer will loan the proceeds of the Bonds to the Company to provide financing for the Project, and the Company agrees to make, or cause to be made, payments sufficient to pay when due (whether at stated maturity, by acceleration or otherwise) the principal of and premium, if any, and interest on the Bonds.

                                            Series 1999A Restated Loan Agreement

      I. The Company agrees under this Agreement to pay, or cause to be paid, when due, the purchase price of Bonds purchased pursuant to the terms of the Indenture.

      J. The issuance, sale and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture have been in all respects duly and validly authorized in accordance with the Act and the Bond Resolution.

      K. The Company and Ambac Assurance Corporation, a Wisconsin stock insurance company, as Provider of the Credit Facility, have agreed to enter into that certain Insurance Agreement, dated as of September 1, 1999, pursuant to which the Provider is to issue its Municipal Bond Insurance Policy to guarantee payment of the principal of the Bonds upon the stated maturity thereof, the redemption price of the Bonds upon certain mandatory redemption and interest on the Bonds as the same accrues and becomes due and payable.

      L. The Company has issued and delivered the First Mortgage Bonds to the Trustee to evidence and secure the payment of certain of its obligations hereunder.

      In consideration of the respective representations and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      All words and terms used but not otherwise defined in this Agreement, shall for all purposes of this Agreement have the meanings specified in Article I of the Indenture, unless the context clearly requires otherwise. In addition, the following words and terms shall have the following meanings when used in this Agreement:

      "Affiliate" means any entity controlling, controlled by or under common control with the Company.

      "Indenture" means the Trust Indenture, dated as of September 1, 1999, between the Issuer and the Trustee, relating to the issuance of the Bonds as such Trust Indenture may be supplemented and amended from time to time as therein permitted.

      The words "hereto," "hereunder" and other words of similar import refer to this Agreement as a whole.

                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

   SECTION 2.01. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ISSUER. The Issuer represents, warrants and agrees that:

                                            Series 1999A Restated Loan Agreement

            (a) The Issuer is a political subdivision of the State, duly organized and validly existing under the Constitution and laws of the State.

            (b) Under the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and thereunder, including the issuance and sale of the Bonds. By proper action of its governing body, the Issuer has been duly authorized to execute, deliver and duly perform this Agreement and the Indenture and to issue and sell the Bonds and has made all determinations and findings as and where required by Section 90-5-106 of the Act.

            (c) The aggregate principal amount of the Bonds authorized to be issued under the Indenture for the purpose of refunding the Prior Bonds does not exceed the aggregate principal amount of the Prior Bonds now outstanding.

            (d) The Prior Agreement and the Prior Indenture are each in full force and effect and have not been amended or supplemented.

            (e) The proceeds of the sale of the Bonds (i) will be deposited with the Prior Trustee for deposit into the Prior Bond Fund to provide a portion of the moneys necessary for the Refunding and (ii) will be applied by the Prior Trustee to redeem the Prior Bonds pursuant to the Prior Indenture on the Redemption Date. The Prior Bonds are now outstanding in the principal amount of $66,700,000. Prior to the issuance and delivery of the Bonds, the Prior Trustee will be given irrevocable instructions and will be directed to call all of the Prior Bonds for redemption on the Redemption Date.

            (f) The Bonds are to be issued under and secured by the Indenture, pursuant to which certain of the Issuer's right, title and interest in this Agreement and the revenues derived by the Issuer pursuant to this Agreement will be pledged and assigned to the Trustee as security for payment of the principal and purchase price of, premium, if any, and interest on the Bonds.

            (g) Neither the execution and delivery of this Agreement or the Indenture, the issuance and sale of the Bonds, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, the Tax Certificate, the Indenture or the Bonds conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Issuer is now a party or by which it is bound, or constitutes a default under any of the foregoing.

            (h) The Issuer has not assigned or pledged and will not assign or pledge its interest in this Agreement other than to secure the Bonds.

            (i) To the knowledge of the Issuer, after due inquiry, no litigation is pending or threatened against the Issuer to restrain or enjoin the issuance or sale of the Bonds or in any way affecting any authority for or the validity of the Bonds, the Indenture, this

                                            Series 1999A Restated Loan Agreement

      Agreement or the existence or powers of the Issuer or the right of the Issuer under the Act to refinance a portion of the costs of the Project through the issuance of the Bonds.

            (j) To the knowledge of the Issuer, after due inquiry, no event has occurred and no condition exists which, upon the issuance of the Bonds, would constitute an event of default on the part of the Issuer under the Prior Indenture.

            (k) The Issuer will not knowingly take or omit to take any action reasonably within its control the taking or omission of which would adversely affect the Tax-Exempt status of the Bonds. The Issuer will file or cause to be filed with the United States Department of Treasury the information required by Section 149(e) of the Code.

            (l) A public hearing relating to the Refunding for the Project was held on May 4, 1999, following public notice thereof, pursuant to Section 147(f) of the Code, and the public hearing and approval requirements of
      Section 147(f) of the Code have been satisfied.

            (m) Within the meaning of Sections 2-2-121 and 2-2-125, Montana Code Annotated, as amended, no "public officer," "public employee," "officer" or "employee" of the Issuer is engaged as counsel, consultant, representative, or agents of the Company, or has a substantial financial interest in the Company. None of the officers, deputies, or employees of the Issuer or employees having terminated their employment with the Issuer within the six months immediately preceding this Agreement are "interested in" this Agreement, the Indenture, the Bonds or the transactions contemplated thereby, within the meaning of Section 2-2-201, Montana Code Annotated, as amended.

      Concurrently with the initial authentication and delivery of the Bonds under the Indenture, the Issuer shall execute and deliver a certificate reaffirming the foregoing representations, warranties and agreements as of the date thereof.

   SECTION 2.02. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COMPANY. The Company represents, warrants and agrees that:

            (a) It is a corporation duly organized and validly existing under the laws of the State of Washington and duly qualified as a foreign corporation in good standing in the State, is not in violation of any provision of its Articles of Incorporation or its Bylaws, in each case as the same have been amended, has full corporate power to own its properties and conduct its business, and has the corporate power to enter into, and by proper corporate action has duly authorized the execution and delivery of, this Agreement and the Tax Certificate, and has the power to issue and pledge the First Mortgage Bonds as contemplated herein and in the Company Mortgage.

            (b) Neither the execution and delivery of this Agreement or the Tax Certificate, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement (including, without limitation, the issuance and delivery of the First Mortgage Bonds) or the Tax

                                            Series 1999A Restated Loan Agreement

      Certificate conflicts with or will result in a breach of any of the terms, conditions or provisions of any law or judgment to which the Company or its property or assets are subject or of any corporate restriction contained in its Articles of Incorporation or its Bylaws, in each case as the same have been amended, or any agreement or instrument to which the Company is now a party or by which it is bound, or constitutes, with or without the giving of notice or lapse of time or both, a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company (other than any lien, charge or encumbrance which may be created in favor of the Trustee by the Company Mortgage and the Company Supplemental Indenture) under the terms of any instrument or agreement.

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, usury or other similar laws affecting the rights of creditors generally, equitable principles relating to the availability of remedies and principles of public or governmental policy limiting the enforceability of the indemnification and contribution provisions.

            (d) Other than the orders of the Washington Utilities and Transportation Commission, the California Public Utilities Commission, the Idaho Public Utilities Commission and the Oregon Public Utility Commission and the approval by the Issuer, all of which orders and approvals will have been received and be in effect prior to the initial authentication and delivery of the Bonds, no consent, approval, authorization or order of, or registration with, any court or governmental or regulatory agency or body is required with respect to the Company for the execution, delivery and performance by the Company of this Agreement and the Tax Certificate.

            (e) The Company has received an executed counterpart of the Indenture and hereby consents to and approves of the provisions thereof.

            (f) The information relating to the Project furnished by the Company in writing to Chapman and Cutler LLP, as Bond Counsel, in connection with the issuance by the Issuer of the Bonds, is, to the best of the Company's knowledge, true and correct.

            (g) The Prior Agreement and the Prior Indenture are in full force and effect and have not been amended or supplemented.

            (h) To the best knowledge of the Company, no event has occurred and is continuing under the provisions of the Prior Indenture that now constitutes, or with the lapse of time or the giving of notice, or both, would constitute, an event of default under the Prior Indenture.

            (i) Upon the initial authentication and delivery of the Bonds, the Company has given or will give timely notice as required by the provisions of the Prior Agreement

                                            Series 1999A Restated Loan Agreement
      of the Company's intent to prepay the amounts payable thereunder to provide for the redemption of the Prior Bonds on the Redemption Date.

            (j) The aggregate principal amount of Bonds authorized to be issued under the Indenture does not exceed the aggregate principal amount of the Prior Bonds now Outstanding.

            (k) The Company does not, as of the date of issuance of the Bonds, reasonably expect any use of moneys derived from the proceeds of the Bonds or any investment or reinvestment thereof or from the sale of the Project which would cause the Bonds to be classified as "arbitrage bonds" within the meaning of Section 148 of the Code.

            (l) All of the proceeds of the Prior Bonds, including the investment earnings thereon, have been disbursed in accordance with the provisions of the Prior Indenture and the Prior Agreement and there are no proceeds of the Prior Bonds, or investment earnings therefrom, or any other moneys being held by the Prior Trustee under the Prior Indenture.

            (m) The Pollution Control Facilities that comprise the Project constitute Exempt Facilities and consist of those facilities described in Exhibit A hereto (as such Exhibit A is from time to time amended or supplemented in accordance with Section 3.04 hereof), and the Company shall not consent to any changes in the Project which would adversely affect the qualification of the Project as a "project" under the Act or adversely affect the Tax-Exempt status of the Bonds.

            (n) Substantially all of the proceeds of the Prior Bonds have been expended for the purpose of acquiring, constructing and improving the Project, which constitutes Exempt Facilities. None of the proceeds of the Prior Bonds were used (i) to acquire land (or an interest therein) or (ii) to acquire any property (or an interest therein) unless the first use of such property was pursuant to such acquisition, all within the meaning of
      Section 147 of the Code.

            (o) The Montana Department of Health and Environmental Sciences has certified that the pollution control facilities constituting part of the Project, as designed, are in furtherance of the purpose of abating or controlling atmospheric pollutants or contaminants, and water pollution, as the case may be.

            (p) No construction, reconstruction or acquisition (within the meaning of the Code) of the Project was commenced prior to the taking of official action by the Issuer with respect thereto and the Project has been placed in service.

            (q) The average maturity of the Bonds does not exceed 120% of the average reasonably expected economic life of the Project.

            (r) All of the Prior Bonds will be redeemed within 90 days of the date of the initial authentication and delivery of the Bonds, and all of the proceeds of the sale of the Bonds will be spent within 90 days of the initial authentication and delivery of the Bonds.

                                            Series 1999A Restated Loan Agreement

            (s) The Project (i) was designed to meet applicable federal, state and local requirements for the control of pollution or the disposal of solid waste, (ii) was and is to be used solely for purposes contemplated by the Act, and (iii) is located within the boundaries of Rosebud County, Montana.

            (t) The representations, warranties and covenants of the Company set forth in the Project Certificate are incorporated herein by reference and are hereby made a part of this Agreement as if set forth herein.

            (u) The Company will cooperate with the Issuer in filing or causing to be filed with the United States Department of Treasury the information required by Section 149(e) of the Code.

            (v) The Company will pay the principal of and premium, if any, and interest to the Redemption Date on all Prior Bonds that are validly presented to the Company for payment after the Prior Trustee has paid to the Company, in accordance with Section 4.08 of the Prior Indenture, any moneys held in trust for the payment of the principal of and premium, if any, and interest on the Prior Bonds.

      Concurrently with the initial authentication and delivery of the Bonds under the Indenture, the Company shall execute and deliver a certificate reaffirming the foregoing representations, warranties and agreements as of the date thereof.

                                   ARTICLE III

                        ISSUANCE OF THE BONDS; THE LOAN;
                DISPOSITION OF PROCEEDS OF THE BONDS; THE PROJECT

   SECTION 3.01. ISSUANCE OF BONDS. In order to refinance a portion of the cost of the Project by effecting the Refunding, the Issuer shall issue the Bonds under and in accordance with the Act and pursuant to the Indenture. The Company hereby approves the issuance of the Bonds and all terms and conditions thereof.

   SECTION 3.02. ISSUANCE OF OTHER OBLIGATIONS. The Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, an agreement or agreements other than this Agreement with respect to the issuance by the Issuer, under an indenture or indentures other than the Indenture, of obligations to provide additional funds to pay costs of facilities in addition to the Project or to provide for the refunding of all or any principal amount of the Bonds. Such obligations will not be entitled to the benefits of the Indenture, any First Mortgage Bonds or the Credit Facility.

   SECTION 3.03. THE LOAN; DISPOSITION OF BOND PROCEEDS AND CERTAIN OTHER MONEYS. The Issuer shall lend to the Company the proceeds of the issuance and sale of the Bonds for the purposes specified in Section 3.01 of this Agreement. The Issuer and the Company shall, simultaneously with the delivery of the Bonds, cause such proceeds, other than accrued interest,

                                            Series 1999A Restated Loan Agreement
if any, to be transferred to the Prior Trustee for deposit into the Prior Bond Fund to be used to pay the principal amount of the Prior Bonds upon their redemption on the Redemption Date.

   SECTION 3.04. CHANGES TO PROJECT. The Company may at its own expense cause the Project to be remodeled or cause such substitutions, modifications and improvements to be made to the Project from time to time as the Company, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Project; provided, however, that no such remodeling, substitutions, modifications or improvements shall change the description of the Project set forth in Exhibit A to this Agreement or change the function of any principal component of the Project described in Exhibit A to this Agreement unless, in either case, the Trustee and the Issuer first receive a Favorable Opinion of Bond Counsel with respect to such change. If any such supplement or amendment affects the description of the Project, the Company and the Issuer will amend Exhibit A to this Agreement to reflect such supplement or amendment, which supplement or amendment will not be considered as an amendment to this Agreement requiring the consent of any Owner, the Trustee or the Provider for the purposes of Article XII of the Indenture.

                                   ARTICLE IV

            LOAN PAYMENTS; PAYMENTS TO REMARKETING AGENT AND TRUSTEE;
                                OTHER OBLIGATIONS

   SECTION 4.01. LOAN PAYMENTS. (a) As and for repayment of the loan made to the Company by the Issuer pursuant to Section 3.03 hereof, the Company shall pay to the Trustee, for the account of the Issuer, an amount equal to the aggregate principal amount of and the premium, if any, on the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to interest on the Bonds, such amounts to be paid in installments due on the dates, in the amounts and in the manner provided in the Indenture for the payment of the principal of and premium, if any, and interest on the Bonds, whether at maturity, upon redemption, acceleration or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any moneys held by the Trustee under the Indenture and available for such payment; and provided further that the obligation of the Company to make any payment hereunder shall be deemed to be satisfied and discharged to the extent of the corresponding payment made by the Company of principal of or premium, if any, or interest on the First Mortgage Bonds.

      (b) In the event the Company shall fail to make any payment required by
Section 4.01(a) hereof with respect to the principal of and premium, if any, and interest on any Bond, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company will pay interest on any overdue amount with respect to principal of such Bond and, to the extent permitted by law, on any overdue amount with respect to premium, if any, and interest on such Bond, at the interest rate then borne by such Bond until paid.

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                                      -8-

   SECTION 4.02. PAYMENTS OF PURCHASE PRICE. The Company shall pay or cause to be paid for its account to the Trustee amounts equal to the amounts to be paid by the Trustee as the purchase price for such Bonds pursuant to Section 3.01 and
Section 3.02 of the Indenture in respect of Outstanding Bonds, such amounts to be paid to the Trustee on the dates such payments are to be made pursuant to
Section 3.01 and Section 3.02 of the Indenture; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any moneys held by the Trustee under the Indenture and available for such payment.

   SECTION 4.03. PAYMENTS ASSIGNED; OBLIGATION ABSOLUTE. It is understood and agreed that the Loan Payments and all payments to be made by the Company on the First Mortgage Bonds are, by the Indenture, pledged and assigned by the Issuer to the Trustee pursuant to the Indenture, and that all right, title and interest of the Issuer hereunder (except for amounts payable to, and the rights of, the Issuer under Section 4.04, Section 4.06(a), Section 5.03, Section 5.06, Section 5.07, Section 5.08 and Section 7.05 hereof and the Issuer's rights to receive notices, certificates, requests, requisitions, directions and other communications hereunder), including the right to delivery of the First Mortgage Bonds, are pledged and assigned to the Trustee pursuant to the Indenture. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Loan Payments and payments to the Trustee under Section
4.02 hereof and to make the payments on the First Mortgage Bonds shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment, or to any right of setoff, counterclaim or recoupment arising out of any breach under this Agreement or the Indenture or otherwise by the Company, the Trustee, the Remarketing Agent, the Provider, the Auction Agent, the Broker-Dealer or any other party, and, further, that the Loan Payments and the other payments due hereunder and on the First Mortgage Bonds shall continue to be payable at the times and in the amounts herein and therein specified whether or not the Project, or any portion thereof, shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Project shall be used or useful and whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Project or for any other reason. The Project shall not constitute any part of the Trust Estate or any part of the security for the Bonds.

   SECTION 4.04. PAYMENT OF EXPENSES. The Company shall pay all of the Administration Expenses of the Issuer, the Trustee, the Paying Agent, the Registrar, the Auction Agent, the Broker Dealers, the Securities Depository, Moody's and S&P under the Indenture and of any Remarketing Agent under a Remarketing Agreement directly to each such entity. The Company shall also pay all of the expenses of the Prior Trustee in connection with the Refunding and all other reasonable fees and expenses incurred in connection with the issuance of the Bonds, including, but not limited to, all costs associated with any discontinuance of the book-entry system described in Section 2.16 of the Indenture. The obligations of the Company under this Section 4.04 shall survive the termination of this Agreement.

   SECTION 4.05. INDEMNIFICATION. The Company releases the Trustee, the Paying Agent and the Registrar and their respective officers, agents, servants and employees from, agrees that the Trustee, the Paying Agent and the Registrar and their respective officers, agents, servants and

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                                      -9-
employees shall not be liable for, and agrees to indemnify and hold free and harmless the Trustee, the Paying Agent and the Registrar and their respective officers, agents, servants and employees from and against, any liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project, except in any case as a result of the negligence or willful misconduct of the Trustee, the Paying Agent and the Registrar and their respective officers, agents, servants and employees.

      The Company will indemnify and hold free and harmless the Trustee, the Paying Agent and the Registrar and their respective officers, agents, servants and employees from and against any loss, claim, damage, tax, penalty, liability, disbursement, litigation or other expenses, attorneys' fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of this Agreement, the Tax Certificate, the Auction Agreement, the issuance or sale of the Bonds, the issuance of the First Mortgage Bonds, the Refunding, the acceptance or administration of the trust under the Indenture or any other cause whatsoever pertaining to this Agreement, the Tax Certificate, the Indenture, the Auction Agreement or the Credit Facility, except in any case as a result of the negligence or willful misconduct of the Trustee, the Paying Agent and the Registrar or their respective officers, agents, servants and employees.

      The obligations of the Company under this Section 4.05 shall survive the termination of this Agreement.

   SECTION 4.06. PAYMENT OF TAXES AND CHARGES IN LIEU THEREOF. (a) The Company covenants and agrees that it will, from time to time for so long as the Company has an ownership interest in the Project, promptly pay and discharge or cause to be paid and discharged when due its share of all taxes, assessments, levies, duties, imposts and governmental, utility and other charges lawfully imposed upon the Project or any part thereof or upon income and profits thereof or any payments hereunder or on the First Mortgage Bonds. In the event that the Company sells or otherwise transfers its interest in the Project while the Bonds are Outstanding, the Company shall require the purchasers or transferor of the Company's interest in the Project to assume the Company's obligations under this
Section 4.06(a).

      (b) The Company shall pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge (including the provisions of adequate bonding therefor) within 60 days after the same shall accrue, any lien or charge upon the Loan Payments or payments under Section 4.02 hereof or amounts payable on the First Mortgage Bonds, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien thereon.

      (c) Notwithstanding subsections (a) and (b) of this Section, the Company may, at its expense and in its own name and behalf or in the name and behalf of the Issuer, in good faith contest any such liens, taxes, assessments and other charges and, in the event of any such contest, may permit such liens, taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom; provided further that during such period enforcement of such contested item is effectively stayed, unless by nonpayment of any such items the lien of the Indenture as to the amounts payable hereunder or on the First Mortgage Bonds will be materially endangered, in which event the Company shall promptly pay and cause to be

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

satisfied and discharged all such unpaid items. The Issuer will cooperate fully with the Company in any such contest. In the event that the Company shall fail to pay any of the foregoing items required by this Section to be paid by the Company, the Issuer may (but shall be under no obligation to) pay the same, and any amounts so advanced therefor by the Issuer shall become an additional obligation of the Company to the Issuer. The Company agrees to repay the amounts so advanced, from the date thereof, together (to the extent permitted by law) with interest thereon until paid at a rate per annum which is one percentage point greater than the highest rate per annum then borne by any of the Bonds.

   SECTION 4.07. CREDIT FACILITY. (a) The Company may at any time provide for a Change of Credit Facility, provided that the Company delivers to the Trustee, any Auction Agent and any Remarketing Agent, not less than five Business Days prior to the date on which the Trustee must notify the Owners of a Change of Credit Facility pursuant to Section 2.18 of the Indenture and prior to the effective date of any such Change of Credit Facility, the following:

            (1) a notice which (A) states the effective date of the Change of Credit Facility, (B) describes the terms of the Change of Credit Facility, and (C) directs the Trustee to give notice pursuant to Section 2.18(a) of the Indenture;

            (2) a Favorable Opinion of Bond Counsel with respect to such Change of Credit Facility and stating, in effect, that such change of Credit Facility is authorized under this Agreement;

            (3) a certificate of an Authorized Company Representative as to whether the Bonds are then rated by either Moody's or S&P, or both; and

            (4) written evidence from Moody's, if the Bonds are then rated by Moody's, and from S&P, if the Bonds are then rated by S&P, in each case to the effect that such rating agency has reviewed the proposed Change of Credit Facility and that such Change of Credit Facility will not, by itself, result in a reduction, suspension or withdrawal of its rating or ratings of the Bonds.

      (b) In lieu of satisfying the requirements of subsection (a) above, the Company may provide for a Change of Credit Facility at any time that the Bonds are subject to optional redemption pursuant to Section 4.02(b) of the Indenture, provided that the Company delivers to the Trustee, any Auction Agent and any Remarketing Agent not less than 30 days before the effective date of the Change of Credit Facility:

            (1) a notice which (A) states the effective date of the Change of Credit Facility, (B) describes the terms of the Change of Credit Facility,
      (C) directs the Trustee to give notice pursuant to Section 2.18 of the Indenture that the Bonds are subject to mandatory purchase, in whole, on or before the effective date of the Change of Credit Facility in accordance with Section 3.02(b) of the Indenture, and (D) directs the Trustee to take any other action as shall be necessary for the Trustee to take to effect the Change of the Credit Facility; and

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

            (2) on or before the effective date of the Change of Credit Facility, the Company shall furnish to the Trustee an opinion of Bond Counsel satisfying the requirements of Section 4.07(a)(2) above.

      (c) The Company may provide for one or more extensions of a Credit Facility for any period commencing after its then-current expiration date without complying with the foregoing provisions of this Section.

      (d) The Company may rescind its election to make a Change of Credit Facility at any time prior to the effective date thereof.

   SECTION 4.08. COMPLIANCE WITH PRIOR AGREEMENT. The Company hereby confirms its obligations under the Prior Agreement to furnish any moneys required to be deposited with the Prior Trustee under the Prior Indenture in order to redeem the Prior Bonds on the Redemption Date, to the extent that the proceeds of the Bonds on deposit in the Prior Bond Fund, together with any investment earnings thereon, is less than the amount required to pay the principal of and applicable redemption premium and interest on the Prior Bonds upon their redemption on the Redemption Date, in accordance with the terms and conditions of the Prior Indenture.

   SECTION 4.09. ISSUANCE, DELIVERY AND SURRENDER OF FIRST MORTGAGE BONDS AND SUBSTITUTE COLLATERAL.

      (a) The obligation of the Company pursuant to Section 4.01 hereof to repay the loan made to it by the Issuer pursuant to Section 3.03 hereof may be secured by the First Mortgage Bonds or, subject to Section 4.09(f) hereof, by Substitute Collateral.

      (b) The First Mortgage Bonds and any Substitute Collateral shall (i) mature on the same date and in the same principal amount as the Bonds, (ii) bear interest at the same rate and be payable at the same times as the Bonds, (iii) contain mandatory redemption provisions correlative to the mandatory redemption provisions of Section 4.03 of the Indenture, and (iv) subject to the provisions of Section 4.09(c) hereof, require payments of the principal thereof and premium, if any, and interest thereon to be made to the Trustee for the account of the Issuer. The First Mortgage Bonds shall be delivered to and registered in the name of the Trustee (or, subject to Section 5.12 of the Indenture, the Trustee's nominee) for the account of the Issuer and the benefit of the Owners from time to time of the Bonds and shall be held, voted, transferred and surrendered by the Trustee subject to and in accordance with the respective provisions of this Agreement and the Indenture. Any moneys received by the Trustee with respect to the First Mortgage Bonds shall be used to make the corresponding payment then due of principal of and premium, if any, or interest on the Bonds in accordance with the terms of the Bonds and the Indenture. Any proceeds of the First Mortgage Bonds in excess of the amounts necessary to pay in full the principal of and premium, if any, or interest on the Bonds shall be remitted to the Company.

      (c) The Company shall receive a credit against its obligations to make any payment of principal of and premium, if any, or interest on the First Mortgage Bonds described in Section 4.09(b) hereof (whether at maturity, upon redemption or otherwise), and such obligations

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

shall be fully or partially, as the case may be, satisfied and discharged, in an amount equal to the amount, if any, paid by the Company under Section 4.01 hereof, or otherwise satisfied or discharged, in respect of the principal of and premium, if any, or interest on the Bonds; provided, however, that the Company shall receive no such credit for any payment with respect to any Bond made by the Provider. The obligations of the Company to make such payment of principal of and premium, if any, or interest on the First Mortgage Bonds shall be deemed to have been reduced by the amount of such credit.

      (d) In view of the pledge and assignment of the First Mortgage Bonds in accordance with Section 4.03 hereof, the Issuer agrees that if the Company's obligation under Section 4.01 hereof to repay the loan made to it pursuant to
Section 3.03 hereof is secured by the First Mortgage Bonds, (i) the First Mortgage Bonds shall be issued and delivered to, registered in the name of and held by the Trustee (or, subject to Section 5.12 of the Indenture, the Trustee's nominee) for the benefit of the Owners from time to time of the Bonds, and the Company shall make all payments of principal of and premium, if any, and interest on the First Mortgage Bonds to the Trustee as the registered owner thereof; (ii) the Indenture shall provide that the Trustee shall not sell, assign or transfer the First Mortgage Bonds except to a successor trustee under the Indenture and shall surrender First Mortgage Bonds to the Company Mortgage Trustee in accordance with the provisions of Section 4.09(e) and Section 4.09(f) hereof; and (iii) the Company may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on each First Mortgage Bond and the issuance of stop-transfer instructions to the Company Mortgage Trustee or any other transfer agent under the Company Mortgage.

      (e) At the time any Bonds cease to be Outstanding (other than by reason of the payment of First Mortgage Bonds or by reason of the payment of principal of or interest on the Bonds by the Provider and other than those Bonds in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered), the Issuer shall cause the Trustee to surrender to the Company Mortgage Trustee a corresponding principal amount of First Mortgage Bonds.

      (f) On any Business Day the Company may provide for the release of its First Mortgage Bonds by delivering Substitute Collateral to the Trustee to secure the obligation of the Company to repay the loan made to it pursuant to
Section 3.03 hereof, but only if the Company shall, on the date of delivery of such Substitute Collateral, simultaneously deliver to the Trustee:

            (i) a Favorable Opinion of Bond Counsel regarding the delivery of such Substitute Collateral and release of the First Mortgage Bonds; and

            (ii) written evidence from the Provider that it has reviewed the proposed Substitute Collateral and finds the same to be acceptable.

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

                                    ARTICLE V

                                SPECIAL COVENANTS

   SECTION 5.01. MAINTENANCE OF EXISTENCE; CONDITIONS UNDER WHICH EXCEPTIONS PERMITTED. The Company shall maintain in good standing its corporate existence as a corporation organized under the laws of one of the states of the United States or the District of Columbia and will remain duly qualified to do business in the State for so long as the Company has an ownership interest in the Project, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation; provided, however, that the Company may, without violating the foregoing, undertake from time to time any one or more of the following, if, prior to the effective date thereof, such action is approved by all public utility commissions or similar entities that are required by law to approve such action and there shall have been delivered to the Trustee a Favorable Opinion of Bond Counsel with respect to the contemplated action:

            (a) consolidate or merge with another corporation or sell or otherwise transfer to another entity all or substantially all of its assets as an entirety, provided the resulting, surviving or transferee entity, as the case may be, shall be (i) the Company or (ii) an entity qualified to do business in the State as a foreign corporation or incorporated and existing under the laws of the State which shall have assumed in writing all of the obligations of the Company hereunder and under the First Mortgage Bonds and shall deliver to the Trustee an opinion of counsel to the Company that such consolidation or merger complies with the provisions of this Section 5.01; or

            (b) convey all or substantially all of its assets to one or more wholly-owned subsidiaries of the Company so long as the Company shall remain in existence and primarily liable on all of its obligations hereunder and the subsidiary or subsidiaries to which such assets shall be so conveyed shall guarantee in writing the performance of all of the Company's obligations hereunder and under the First Mortgage Bonds.

   SECTION 5.02. PERMITS OR LICENSES. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the Issuer that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Issuer, the Company and the Issuer each shall, upon the request of either, execute such application or applications.

   SECTION 5.03. ARBITRAGE COVENANT. The Issuer, to the extent it has any control over proceeds of the Bonds, and the Company covenant and represent to each other and to and for the benefit of the Beneficial Owners that so long as any of the Bonds remain Outstanding, moneys on deposit in any fund in connection with the Bonds, whether such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Code and any lawful regulations promulgated thereunder, as the same exist on this date or may from time to time hereafter be amended, supplemented or revised. The Company also covenants for the

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

benefit of the Beneficial Owners to comply with all of the provisions of the Tax Certificate. The Company reserves the right, however, to make any investment of such moneys permitted by State law, if, when and to the extent that said Section 148 or regulations promulgated thereunder shall be repealed or relaxed or shall be held void by final judgment of a court of competent jurisdiction, but only upon receipt of a Favorable Opinion of Bond Counsel with respect to such investment.

   SECTION 5.04. FINANCING STATEMENTS. The Company shall, to the extent required by law, file and record, refile and re-record, or cause to be filed and recorded, refiled and re-recorded, all documents or notices, including the financing statements and continuation statements, referred to in Section 5.05 of the Indenture. The Issuer shall cooperate fully with the Company in taking any such action. Concurrently with the execution and delivery of the Bonds, the Company shall cause to be delivered to the Trustee the opinion of counsel required pursuant to Section 5.05(a) of the Indenture.

   SECTION 5.05. COVENANTS WITH RESPECT TO TAX-EXEMPT STATUS OF THE BONDS. The Company covenants for the benefit of the Owners of the Bonds and the Issuer that it (a) has not taken, and will not take or permit to be taken on its behalf, any action which would adversely affect the Tax-Exempt status of the Bonds and (b) will take, or require to be taken, such actions as may, from time to time, be required under applicable law or regulation to continue to cause the Bonds to be Tax-Exempt.

   SECTION 5.06. INDEMNIFICATION OF ISSUER. (a) The Company agrees that the Issuer, its elected or appointed officials, officers, agents, servants and employees, shall not be liable for, and agrees that it will at all times indemnify and hold free and harmless the Issuer, its elected or appointed officials, officers, agents, servants and employees from and against, and pay all expenses of the Issuer, its elected or appointed officials, officers, agents, servants and employees relating to, (a) any lawsuit, proceeding or claim arising in connection with the Project or this Agreement that results from any action taken by or on behalf of the Issuer, its elected or appointed officials, officers, agents, servants and employees pursuant to or in accordance with this Agreement or the Indenture that may be occasioned by any cause whatsoever, except the negligence or willful misconduct of the Issuer, its elected or appointed officials, officers, agents, servants or employees, or (b) any liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project, except the negligence or willful misconduct of the Issuer, its elected or appointed officials, officers, agents, servants or employees. In case any action shall be brought against the Issuer in respect of which indemnity may be sought against the Company, the Issuer shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Issuer and the payment of all expenses. Failure by the Issuer to notify the Company shall not relieve the Company from any liability which it may have to the Issuer otherwise than under this Section
5.06. The Issuer shall have the right to employ separate counsel in any such action and participate in the defense thereof, such counsel shall be paid by the Issuer unless the employment of such counsel has been authorized by the Company. The Company shall not be liable for any settlement of any such action without its consent, but if any such action is settled with the consent of the Company or if there be final judgment for the plaintiff in any such action, the Company agrees to indemnify and hold free and

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

harmless the Issuer, its elected or appointed officials, officers, agents, servants and employees from and against any loss or liability by reason of such settlement or judgment. The Company will reimburse the Issuer, its elected or appointed officials, officers, agents, servants and employees for any action taken pursuant to Section 5.03 of the Indenture.

      (b) The obligations of the Company under this Section 5.06 shall survive the termination of this Agreement.

      (c) It is the intention of the parties that the Issuer, its elected or appointed officials, officers, agents, servants and employees shall not incur any pecuniary liability by reason of the terms of this Agreement or the Indenture, or the undertakings required of the Issuer hereunder or thereunder or by reason of the issuance of the Bonds, the execution of the Indenture or the performance of any act required of the Issuer by this Agreement or the Indenture or requested of the Issuer by the Company.

   SECTION 5.07. RECORDS OF COMPANY; MAINTENANCE AND OPERATION OF THE PROJECT.
(a) The Trustee and the Issuer shall be permitted at all reasonable times during the term of this Agreement to examine the books and records of the Company with respect to the Project; provided, however, that information and data contained in the books and records of the Company shall be considered proprietary and shall not be voluntarily disclosed by the Trustee or the Issuer except as required by law.

      (b) The Company shall cause the Project to be maintained in good repair and shall cause the Project to be insured in accordance with standard industry practice and shall pay all costs thereof. All proceeds of such insurance shall be for the account of the Company.

      (c) The Company shall be entitled to the proceeds of any condemnation award or portion thereof made for damage to or taking of any of the Project or other property of the Company.

      (d) Anything in this Agreement to the contrary notwithstanding, the Company shall have the right at any time to cause the operation of the Plant to be terminated if the Company shall have determined or concurred in a determination that the continued operation of the Plant is uneconomical for any reason.

   SECTION 5.08. RIGHT OF ACCESS TO THE PROJECT. The Company agrees that the Issuer, the Trustee and their respective duly authorized agents shall have the right, for so long as the Company has an ownership interest in the Project and subject to such limitations, restrictions and requirements as the Company may reasonably prescribe for plant security and safety reasons and in order to preserve secret processes and formulae, at all reasonable times to enter upon and to examine and inspect the Project; provided, however, nothing contained herein shall entitle the Issuer or the Trustee to any information or inspection involving confidential material of the Company. Information and data contained in the books and records of the Company shall be considered proprietary and shall not be voluntarily disclosed by the Issuer or the Trustee except as required by law. In the event that the Company sells or otherwise transfers its interest in the Project, the Company shall require the purchaser or transferee of the Company's interest in the

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

Project to agree that the Issuer, the Trustee and their respective duly authorized agents shall have the same rights, and be subject to the same limitations, as are provided in this Section with respect to the Project.

   SECTION 5.09. REMARKETING AGENT. So long as any of the Bonds are subject to optional or mandatory purchase pursuant to the provisions of the Indenture (except during a Term Interest Rate Period that extends to the maturity of the Bonds), the Company shall cause a Remarketing Agent to be appointed and acting pursuant to a Remarketing Agreement at all such times as shall be necessary in order to provide for the remarketing of the Bonds and the establishment of interest rates to be borne by the Bonds in accordance with the provisions of the Indenture.

   SECTION 5.10. CREDIT RATINGS. The Company shall take all reasonable action necessary to enable at least two nationally-recognized statistical rating organizations (as that term is used in the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act) to provide credit ratings for the PARS Rate Bonds.

   SECTION 5.11. PURCHASES OF PARS RATE BONDS. The Company shall not purchase or otherwise acquire PARS Rate Bonds unless the Company redeems or cancels such PARS Rate Bonds on the day of any such purchase.

   SECTION 5.12. CREDIT FACILITY. Concurrently with the initial authentication and delivery of the Bonds, the Company shall cause the original Credit Facility to be delivered to the Trustee. Under the Credit Facility, the Provider shall guarantee the payment of the principal of the Bonds upon the stated maturity thereof and upon the mandatory redemption of the Bonds pursuant to Section 4.03 of the Indenture and the payment of the interest on the Bonds as the same accrues and becomes due and payable. The Issuer and the Company agree to be bound by the provisions of the Indenture pertaining to the Credit Facility.

                                   ARTICLE VI

                                   ASSIGNMENT

   SECTION 6.01. CONDITIONS. The Company's interest in this Agreement may be assigned in whole or in part by the Company: (a) to another entity, subject, however, to the conditions that such assignment shall not relieve (other than as described in Section 5.01(a)(ii) hereof) the Company from primary liability for its obligations to pay the First Mortgage Bonds or to make the Loan Payments or to make payments to the Trustee under Section 4.02 hereof or for any other of its obligations hereunder, or (b) to an Affiliate in connection with the conveyance of the Plant to such Affiliate, subject, however, to the conditions that (i) such Affiliate is an entity described in Section 5.01(a)(ii) hereof (in which case the Company shall be relieved of all obligations hereunder and under the First Mortgage Bonds); (ii) such conveyance is approved by any public utility commissions or similar entities that are required by law to approve such conveyance; and (iii) the Company shall have delivered to the Trustee (A) an opinion of counsel to the Company that such assignment complies with the provisions of this Section 6.01 and (B) a Favorable Opinion of Bond Counsel with respect to such assignment.

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

   SECTION 6.02. DOCUMENTS FURNISHED TO TRUSTEE. The Company shall, within 30 days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any assignment pursuant to Section 6.01 hereof. The Trustee's only duties with respect to any such agreement or other document so furnished to it shall be to make the same available for examination by any Owner at the Principal Office of the Trustee upon reasonable notice.

   SECTION 6.03. LIMITATION. This Agreement shall not be assigned in whole or in part, except as provided in this Article VI or in Section 4.03 or Section 5.01 hereof.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

   SECTION 7.01. EVENTS OF DEFAULT. Each of the following events shall constitute and is referred to in this Agreement as an "Event of Default":

            (a) a failure by the Company to make when due any Loan Payment or any payment required under Section 4.01 or Section 4.02 hereof or on the First Mortgage Bonds, which failure shall have resulted in an "Event of Default" under Section 9.01(a), Section 9.01(b) or Section 9.01(c) of the Indenture;

            (b) a failure by the Company to pay when due any amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Agreement (other than a failure described in Section 7.01(a) above), which failure shall continue for a period of 90 days (or such longer period as the Issuer and the Trustee may agree to in writing) after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Trustee or to the Company and the Trustee by the Issuer; provided, however, that if such failure is other than for the payment of money and is of such nature that it cannot be corrected within the applicable period, such failure shall not constitute an "Event of Default" so long as the Company institutes corrective action within the applicable period and such action is being diligently pursued;

            (c) the dissolution or liquidation of the Company; or the filing by the Company of a voluntary petition in bankruptcy; or failure by the Company promptly to lift or bond any execution, garnishment or attachment of such consequence as will impair its ability to make any payments under this Agreement or on the First Mortgage Bonds; or the filing of a petition or answer proposing the entry of an order for relief by a court of competent jurisdiction against the Company under Title 11 of the United States Code, as the same may from time to time be hereafter amended, or proposing the reorganization, arrangement or debt readjustment of the Company under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted and the failure of said petition or answer to be discharged or denied within ninety (90) days after the filing thereof or the entry of an order for relief by a court of competent jurisdiction in any

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                                      -18-
      proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted; or an assignment by the Company for the benefit of its creditors; or the entry by the Company into an agreement of composition with its creditors (the term "dissolution or liquidation of the Company," as used in this subsection (c), shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or with another corporation or a dissolution or liquidation of the Company following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 5.01 hereto; or

            (d) receipt by the Trustee of written notice from Ambac that an Event of Default has occurred under the initial Credit Facility Agreement or the occurrence of an event described in any subsequent Credit Facility Agreement that is designated therein as giving rise to an Event of Default hereunder.

   SECTION 7.02. FORCE MAJEURE. The provisions of Section 7.01(b) hereof are subject to the following limitations: if by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or the State, or any department, agency, political subdivision, court or official of any of such State or any other state which asserts regulatory jurisdiction over the Company; orders of any kind of civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Section 4.01, Section 4.02, Section 4.04, Section 4.05,
Section 4.06, Section 5.01 and Section 5.06 hereof and on the First Mortgage Bonds, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements, provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company except to the extent the Company's ability to pay when due any amount due on the First Mortgage Bonds will be jeopardized by the Company's failure to make such a settlement.

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

   SECTION 7.03. REMEDIES. (a) Upon the occurrence and continuance of any Event of Default described in Section 7.01(a) or Section 7.01(c) hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Indenture, the Loan Payments shall without further action, become and be immediately due and payable.

      (b) Any waiver of any "Event of Default" under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.

      (c) Upon the occurrence and continuance of any Event of Default, the Issuer may take any action at law or in equity to collect any payments then due and thereafter to become due hereunder or to seek injunctive relief or specific performance of any obligation, agreement or covenant of the Company hereunder and under the First Mortgage Bonds.

      (d) Any amounts collected from the Company pursuant to this Section 7.03 shall be applied in accordance with the Indenture. No action taken pursuant to this Section 7.03 shall relieve the Company from the Company's obligations pursuant to Section 4.01 or Section 4.02 hereof.

      (e) Upon the occurrence and continuance of any Event of Default under
Section 9.01(f) of the Indenture, the Trustee, as the holder of the First Mortgage Bonds, shall, subject to the provisions of the Indenture, have the rights provided in the Company Mortgage. Any waiver made in accordance with the Indenture of a "Completed Default" under the Company Mortgage and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default hereunder and a rescission and annulment of the consequences thereof.

   SECTION 7.04. NO REMEDY EXCLUSIVE. No remedy conferred upon or reserved to the Issuer hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article VII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

   SECTION 7.05. REIMBURSEMENT OF ATTORNEYS' FEES. If the Company shall default under any of the provisions hereof and the Issuer or the Trustee shall employ attorneys or incur other reasonable and proper expenses for the collection of payments due hereunder or on the First Mortgage Bonds or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the Issuer or the Trustee, as the case may be, for the reasonable and proper fees of such attorneys and such other reasonable and proper expenses so incurred.

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

   SECTION 7.06. WAIVER OF BREACH. In the event any obligation created hereby shall be breached by either of the parties hereto and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Issuer's rights and interest hereunder to the Trustee, the Issuer shall have no power to waive any Event of Default hereunder by the Company in respect of such rights and interest without the consent of the Trustee, and the Trustee may exercise any of the rights of the Issuer hereunder.

                                  ARTICLE VIII

                         PURCHASE OR REDEMPTION OF BONDS

   SECTION 8.01. REDEMPTION OF BONDS. The Issuer shall take or cause to be taken the actions required by the Indenture (other than the payment of money) to discharge the lien thereof through the redemption, or provision for payment or redemption, of all Bonds then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then Outstanding, upon receipt by the Issuer and the Trustee from an Authorized Company Representative of a written notice designating the principal amount of the Bonds to be redeemed and specifying the date of redemption (which, unless waived by the Issuer and the Trustee, shall not be less than 30 days from the date such notice is given, or such shorter period as the Trustee and the Company may agree from time to time) and the applicable redemption provision of the Indenture. Unless otherwise stated therein and except with respect to a redemption under Section 4.03 of the Indenture, such notice shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article VIII of the Indenture. The Company shall furnish any moneys required by the Indenture to be deposited with the Trustee or otherwise paid by the Issuer in connection with any of the foregoing purposes. In connection with any redemption of the Bonds, the Company shall provide to the Trustee the names and addresses of the Securities Depositories and Information Services as contemplated by Section 4.05 of the Indenture.

   SECTION 8.02. PURCHASE OF BONDS. The Company may at any time, and from time to time, furnish moneys to the Trustee accompanied by a notice directing such moneys to be applied to the purchase of Bonds in accordance with the provisions of the Indenture delivered pursuant to the Indenture, which Bonds shall, at the direction of the Company, be delivered in accordance with Section 3.06(a)(ii) of the Indenture.

   SECTION 8.03. OBLIGATION TO PREPAY. (a) The Company shall be obligated to prepay in whole or in part the amounts payable hereunder upon a Determination of Taxability (as defined below) giving rise to a mandatory redemption of the Bonds pursuant to Section 4.03 of the Indenture, by paying an amount equal to, when added to other funds on deposit in the Bond Fund, the aggregate principal amount of the Bonds to be redeemed pursuant to the Indenture plus accrued interest to the redemption date.

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

      (b) The Company shall cause a mandatory redemption to occur within 180 days after a Determination of Taxability (as defined below) shall have occurred. A "Determination of Taxability" shall be deemed to have occurred if, as a result of the failure of the Company to observe any covenant, agreement or representation in this Agreement, a final decree or judgment of any federal court or a final action of the Internal Revenue Service determines that interest paid or payable on any Bond is or was includible in the gross income of an Owner of the Bonds for federal income tax purposes under the Code (other than an Owner who is a "substantial user" or "related person" within the meaning of Section 103(b)(13) of the 1954 Code). However, no such decree or action will be considered final for this purpose unless the Company has been given written notice of the same, either directly or in the name of any Owner of a Bond, and, if it so desires and is legally allowed, has been afforded the opportunity to contest the same, either directly or in the name of any Owner of a Bond, and until conclusion of any appellate review, if sought. If the Trustee receives written notice from any Owner of a Bond stating (a) that the Owner has been notified in writing by the Internal Revenue Service that it proposes to include the interest on any Bond in the gross income of such Owner for the reasons described therein or any other proceeding has been instituted against such Owner which may lead to a final decree or action as described herein, and (b) that such Owner will afford the Company the opportunity to contest the same, either directly or in the name of the Owner, until a conclusion of any appellate review, if sought, then the Trustee shall promptly give notice thereof to the Company, the Issuer, the Provider and the Owner of each Bond then Outstanding. If a final decree or action as described above thereafter occurs and the Trustee has received written notice thereof as provided in Section 8.01 hereof at least 45 days prior to the redemption date, the Trustee shall request prepayment from the Company of the amounts payable hereunder and give notice of the redemption of the Bonds at the earliest practical date, but not later than the date specified in this Article, and in the manner provided by Section 4.05 of the Indenture.

      At the time of any such prepayment of the amounts payable hereunder pursuant to this Section, the prepayment amount shall be applied, together with other available moneys in the Bond Fund, to the redemption of the Bonds on the date specified in the notice as provided in the Indenture, whether or not such date is an Interest Payment Date, to the Trustee's fees and expenses under the Indenture accrued to such redemption of the Bonds, and to all sums due to the Issuer under this Agreement.

      Whenever the Company shall have given any notice of prepayment of the amounts payable hereunder pursuant to this Article VIII, which includes a notice for redemption of the Bonds pursuant to the Indenture, all amounts payable under the first paragraph of this Section 8.03 shall become due and payable on the date fixed for redemption of such Bonds.

   SECTION 8.04. COMPLIANCE WITH INDENTURE. Anything in this Agreement to the contrary notwithstanding, the Issuer and the Company shall take all actions required by this Agreement and the Indenture in order to comply with the provisions of Articles III and IV of the Indenture.

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                                      -22-

                                   ARTICLE IX

                                  MISCELLANEOUS

   SECTION 9.01. TERM OF AGREEMENT. This Agreement shall remain in full force and effect from the date of delivery hereof until the right, title and interest of the Trustee in and to the Trust Estate shall have ceased, terminated and become void in accordance with Article VIII of the Indenture and until all payments required under this Agreement shall have been made. The date first above written shall be for identification purposes only and shall not be construed to imply that this Agreement was executed on such date.

   SECTION 9.02. NOTICES. Except as otherwise provided in this Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by Mail or by certified or registered mail postage prepaid, or by overnight delivery service, addressed as follows (and, if by overnight delivery service and required by the chosen delivery service, with then-current telephone number of the addressee): if to the Issuer, at City Hall, Forsyth, Montana 59327, Attention: Mayor; if to the Company, at 1411 East Mission Avenue, Spokane, Washington 99220, Attention: Treasurer; if to the Trustee, at such address as shall be designated by it in or pursuant to the Indenture; if to the Auction Agent, if any, at such address as shall be designated by such party pursuant to the Auction Agreement; if to the Provider of the Credit Facility, at such address as shall be designated by it in or pursuant to the Indenture; and if to the Remarketing Agent, if any, at such address as shall be designated by such party pursuant to the Remarketing Agreement. A copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company, the Trustee, the Auction Agent, the Provider and the Remarketing Agent shall also be given to the others. Any of the foregoing parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

   SECTION 9.03. PARTIES IN INTEREST. (a) This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement except for rights of payment and indemnification hereunder of the Trustee and the Registrar. Section 9.05 hereof to the contrary notwithstanding, for purposes of perfecting a security interest in this Agreement by the Trustee, only the counterpart delivered, pledged and assigned to the Trustee shall be deemed the original. No security interest in this Agreement may be created by the transfer of any counterpart thereof other than the original counterpart delivered, pledged and assigned to the Trustee.

      (b) At any time when the Company's obligation under Section 4.01 hereof to repay the loan made to it pursuant to Section 3.03 hereof is not secured by First Mortgage Bonds, references to the First Mortgage Bonds, the Company Mortgage or the Company Mortgage Trustee shall be ineffective.

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                                      -23-

   SECTION 9.04. AMENDMENTS. This Agreement may be amended only by written agreement of the Company and the Issuer and with the written consent of the Trustee in accordance with the provisions of Section 12.05 or 12.06 of the Indenture, as applicable; provided, however, that Exhibit A to this Agreement may be amended upon compliance only with the requirements of Section 3.04 hereof.

   SECTION 9.05. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original (except as expressly provided in Section 9.03 hereof), and such counterparts shall together constitute but one and the same Agreement.

   SECTION 9.06. SEVERABILITY. If any clause, provision or Section of this Agreement shall, for any reason, be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

   SECTION 9.07. GOVERNING LAW. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State.

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                                      -24-

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         CITY OF FORSYTH, MONTANA

                                         By: /s/ Sandra Wright
                                             -----------------------------------
                                             Mayor Pro-Tem

[SEAL]

ATTEST:

By: /s/  Doris Pinkerton
    ------------------------------
    City Clerk

                                         AVISTA CORPORATION

                                         By: /s/ Diane Thoren
                                             -----------------------------------
                                             Vice President & Treasurer

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                                      -25-

                                    EXHIBIT A

                               PROJECT DESCRIPTION

1.    POLLUTION CONTROL EQUIPMENT

SCRUBBER SYSTEM

      The air pollution control facilities employed on Units #3 and #4 consist of a complete scrubber system, including duct work, plenums, scrubber vessels, reheaters and induced draft fans, together with infrastructures, monitoring and electrical controls and instrumentation therefore, for the purpose of removing the sulfur dioxide (SO(2)) and particulate matter from the flue gas. The scrubber system also includes a scrubber maintenance facility, including a machine shop and laboratory dedicated to the scrubber system and an environmental monitoring laboratory for the pollution control facilities. The scrubber system utilizes the Wet Venturi Principle and consists of eight modules for each unit through which the steam generator gases from the burned coal must pass.

      The gases in the scrubber are contacted with finely atomized scrubber slurry. Within the stated performance of the system, fly ash particulates are removed by the slurry droplets. The sulfur dioxide reacts with the alkali contained in the slurry which results from the mixing of water, fly ash particulates, hydrated high calcium lime and hydrated dolomitic lime. A major portion of the sulfur dioxide is converted to solid sulfate compounds which are retained in the scrubber liquid and can, therefore, be piped to and deposited in an ash pond together with the particulate.

      After the flue gas passes through the venturi section, absorption sprays and wash trays, it is processed through a demister which removes any entrained slurry and is then reheated and discharged through the stack.

      The slurry system in the Units #3 and #4 scrubber system consists of recycle tanks, regenerators, agitators, pumps and pipelines. The slurry from the Units #3 and #4 scrubber system is transported to an effluent holding pond and involves the use of effluent holding tanks, agitators, pumps and pipelines. A separate wash tray pond system is used to store the suspended solids collected from the wash tray system. Reclaimed water from the clear water section of these ponds is circulated back to the scrubber system.

LIME STORAGE

      The sole purpose of the lime system is to supply the lie slurry requirements of the scrubber regeneration system. There is one lime system that serves the sixteen scrubbers for Units #3 and #4. Major components of the system include four slakers, in which calcined high calcium lime is reacted with water to produce a hydrated lime slurry, slurry transfer tanks, where the slurry is diluted with water and mixed with dry hydrated dolomitic lime, slurry feed storage

                                            Series 1999A Restated Loan Agreement
tanks, where the slurry will be held for use by the regenerators as needed, hydrators, for mixing calcined dolomitic lime with water, and agitators.

SCRUBBER SLUDGE DISPOSAL

      Effluent slurry is pumped from the plant to the sludge disposal pond located approximately three miles southeast of the plant. The suspended solids settle to the pond bottom and the clear water is pumped back to the plant.

      There are two phases in the development of this pond. The first phase requires the construction of one dam 108 feet high and 1,100 feet in length. A saddle dam must also be added. The saddle dam will vary in height with a maximum height for this phase of 36 feet and be approximately 2,800 feet in length. The capacity of Phase 1 will be 6,650 acre-feet and it will last approximately 10 years.

      The development of the second phase will require that the original dam be raised to 138 feet in height and increased to a length of 2,500 feet. The saddle dam will be raised to a maximum height of 66 feet and a total length of 3,500 feet. The capacity of the second phase will be an additional 7,000 acre-feet and it will last approximately 12 years, for a total life of 22 years. The construction of the second phase is not included in cost reported at this time.

      The sludge disposal pond design takes into account a permit requirement for minimum seepage, by providing low permeability plastic concrete filled trenches around the periphery of the pond constructed during the course of Phase 1 work.

COAL DUST CONTROL SYSTEM

      The coal dust control system is designed to collect, store and treat coal dust resulting from mining, crushing, handling and storing coal in the course of normal Units #3 and #4 operations. To control coal dust air pollution the points where coal is transferred between conveyors or placed in coal piles have been enclosed. The coal transfer stations between conveyors are enclosed with steel framed structures with metal siding. The structures are equipped with vacuum filtration systems, consisting of ducts, blowers, dust removal filters and associated equipment, to remove coal dust from exhaust air from the structures, and are also equipped with mechanical dust collectors. The main line 45,000 ton coal storage pile is enclosed with a 340' long A-frame precast panel concrete structure designed to contain coal dust, thereby allowing its removal and treatment.

COOLING TOWER DRIFT CONTAINMENT CONTROL FACILITY

      Operation of the cooling towers produces exhaust air emissions containing circulating water, particulates and other pollutants generally known as cooling tower drift. To control release of these air pollutants, the cooling towers are provided with high efficiency drift eliminators, located at the top of the cooling tower structures, which remove drift from the cooling tower exhaust air.

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                                       A-2

2.    SOLID WASTE DISPOSAL

BOTTOM ASH DISPOSAL

      The function of the bottom ash disposal system is to remove accumulations of furnace bottom ash, pulverizer pyrites, economizer ash, and air preheater fly ash by means of a water-ash slurry to a disposal pond located approximately 2,000 feet southeast of the plant site. The system consists generally of three sets of fly ash hoppers, (economizer, air heater, and flue gas duct hoppers) pyrite hoppers, the bottom ash hopper, and 18,000 gallon transfer tank, a settling pond, a clear water pond and various pumps, and pipelines.

      Clinker grinders are used to grind the bottom ash which is then mixed with water and sluiced to the ash transfer tank.

      The economizer ash collected in economizer hoppers falls by gravity to the ash transfer tank.

      The pyrites are collected in local tanks and sluiced to the ash transfer tank.

      Ash collected in the flue gas duct hoppers and air preheater hoppers is sluiced to the ash transfer tank.

      These ashes are pumped from the ash transfer tank to the bottom ash pond. Reclaimed water is returned from the bottom ash disposal pond and redistributed to the various sections of the bottom ash disposal system.

      The solid waste disposal facilities for purposes of the issuance of the Bonds include only so much of the bottom ash disposal system as is external to the plant building and include piping from the building to the settling pond, the pond itself, return water pumps and lines, a clear water pond and piping back to the plant building.

3.    WATER POLLUTION CONTROL

NORTH PLANT SEDIMENT POND

      The north plant sediment pond is designed to collect and store the storm runoff from the general north plant area. These waters are retained in the pond, allowing natural evaporation to desiccate the pond. This prevents high quantities of suspended solids from being discharged to Armells Creek or other state surface waters.

NORTH PLANT AREA DRAINAGE SYSTEM

      The north plant area drainage system is designed to collect and store storm runoff from the water treatment building, fuel oil handling area and the cooling tower area in the north plant area drain pond. The pond also serves as a storage facility for one cooling tower basin drain,

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                                       A-3
cooling tower overflow, water treatment filter backwash, and for the cooling tower blowdown water not used in the flue gas scrubbing process. These waters are potentially contaminated with oil and high suspended and dissolved solids, and this system stores these discharges preventing any discharge to Armells Creek or other state surface waters. The north plant area drainage system consists of collection basins, piping, concrete culverts, yard drains, manholes and special yard gradings (berms) which route these discharges to the north plant area sump and north plant area drain pond. The north plant area drain pond incorporates a hypalon liner to comply with a permit requirement for minimum seepage. The oil separator section of the sump receives oily surface collection drains. The oil and water are separated. The oil from the sump is then trucked away for disposal.

      The water discharges are either pumped to the scrubber effluent holding pond via a 6" diameter pipeline, 19,000 feet in length for evaporation, to the circulating water system, or the plant oily waste sump as appropriate. Each discharge arrangement has its own set of sump pumps. The pumps and piping system which discharge to the plant oily waste sump are not included in the costs covered by this Report, nor is the circulating water system. The waters recovered are excess to any plant requirements and recovery of the waters does not provide any economic benefit to the plant.

CHEMICAL AND OILY WASTE SYSTEM

      The chemical and oily waste system is designed to collect, store, treat and dispose of chemical and oily wastes resulting from the normal operation of Units #3 and #4. This system consists of drains and pipes, oil separators, chemical waste sumps, chemical waste neutralizing tanks, neutralizing chemical storage tanks, chemical inspection equipment, and associated mechanical and electrical control equipment.

      The chemical waste drainage system includes drains and neutralization tanks for collection and treatment of chemical waste Chemical waste drains are located throughout Units #3 and #4, and are used to collect and transfer chemical waste to holding sumps and neutralization tanks. The neutralization equipment includes chemical storage and injection equipment as well as controls and instrumentation.

      The oily waste drainage system is made up of a network of drains which collect oily waste from throughout Units #3 and #4, and dispose of the wastes in the Units #3 and #4 main water-oil sump. Oil separation chambers in the sump allow for oil removal. The treated water is monitored for trace oil levels and released. After separation, the waste oil is removed by a contractor to an offsite disposal area.

COOLING TOWER BLOWDOWN SYSTEM

      The cooling tower blowdown system consists of a 6" pipeline from the cooling tower to the waste disposal pond where the blowdown is treated by settlement and evaporation in accordance with water pollution control requirements.

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                                       A-4

GROUNDWATER MONITORING WELLS

      Groundwater monitoring wells have been installed around the various ponds associated with the plant operation. These ponds include the scrubber effluent holding pond, the scrubber drain pond, the scrubber wash tray pond, the bottom ash pond, and the north plant area effluent pond. These groundwater monitoring wells provide the ability through sampling to detect and quantify accidental discharges from the above mentioned plant storage and waste ponds. This is necessary to show compliance with State Groundwater Standards and with permit requirements for minimum seepage.

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                                      A-5